Shurgard Storage Centers, Inc.
   Statement of Computation of Earnings to Fixed Charges
            Six Months Ended June 30, 1995
                   (amounts in thousands)

Net Income                                 11,992
Fixed Charges:
     Interest                               7,283
     Amortization of Loan costs               560
                                           ------
                                            7,843
                                           ------
Net Income before Fixed Charges            19,835

Divided by Fixed Charges                    7,843
                                           ------
Ratio of Earnings to Fixed Charges           2.53
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